Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Powerbridge Technologies Co., Ltd. on the Amendment No. 3 to Form F-1 of our report dated September 26, 2018, except for Note 2 which is dated November 5, 2018, Note 3 which is dated December 10, 2018 and Notes 1, 8, 9 and 12 which are dated February 19, 2019, with respect to our audits of the consolidated financial statements of Powerbridge Technologies Co., Ltd and Subsidiaries as of and for the years then ended December 31, 2017 and 2016. We also consent to the reference to our Firm under the heading “Experts” in the prospectus.

/s/ Friedman LLP

New York, New York

March 21, 2019